Exhibit 99.1

For further information contact: James M. Grant Senior Director, Investor Relations (817) 415-7833	Kay Jackson Senior Director, Corporate Communications (817) 415-3300 Media.relations@radioshack.com

Jim Friendly Director, Investor Relations (817) 415-2909 investor.relations@radioshack.com
RADIOSHACK CORPORATION ANNOUNCES 20 MILLION SHARE REPURCHASE
Fort Worth, Texas—August 8, 2005—RadioShack Corporation (NYSE: RSH) today announced it has executed an overnight share repurchase transaction of 20 million shares of the company’s stock for approximately $500 million. The transaction was financed with approximately $300 million in short-term borrowing and $200 million in cash. Approximately $200 million of the short-term borrowing is anticipated to be paid back through a sale-leaseback of RadioShack’s new corporate headquarters. The sale-leaseback transaction is expected to close this fall.
“We have tremendous confidence in RadioShack’s future business prospects,” said David Edmondson, president and chief executive officer of RadioShack Corporation. “This buyback demonstrates our long-term confidence and our commitment to enhancing shareholder value.”
The overnight share repurchase transaction is in lieu of RadioShack’s regular share buyback program for the remainder of this year. The year-to-date regular buyback activity, coupled with the transaction announced today, totals $625 million in share repurchases for 2005.
For purposes of its earnings per share calculation, RadioShack has 20 million fewer outstanding shares than it did prior to the overnight share repurchase. RadioShack purchased the 20 million shares from a financial institution. The financial institution will subsequently purchase shares in the open market over the next four to six months under this agreement. A purchase price adjustment will be made between the two parties at the end of the program based on the cost of the shares purchased by the financial institution. RadioShack has limited its potential financial exposure in the event of a large increase in its share price during the program.

“The decision to execute the overnight share repurchase follows a careful review of our capital structure conducted over the past several months. The share repurchase is designed to minimize our cost of capital and is consistent with our commitment to a strong credit rating and access to the most liquid capital markets,” said David Barnes, senior vice president and chief financial officer of RadioShack Corporation. “RadioShack is a solid business with strong cash flows, and our new capital structure will allow us to improve shareholder returns. This transaction in no way changes the capital investment plans we have for our business.”
The impact of the overnight share repurchase to fiscal year 2005 earnings per share (EPS) will be modestly accretive. Consequently, RadioShack again reiterates its 2005 EPS guidance of $1.80 - $1.90.
Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “anticipated,” “expected” and other similar words or phrases. These uncertainties include, but are not limited to, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in RadioShack’s filings with the SEC, such as RadioShack’s most recent Forms 10-K and 10-Q.
About RadioShack Corporation
Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is the nation’s most trusted consumer electronics specialty retailer and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 600 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.
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